Exhibit 99.1
American Oncology Network, Inc. Announces
First Quarter 2024 Financial Results

First Quarter 2024 Highlights
•Revenue of $364.3 million increased by 20.0% compared to the prior year quarter
oPatient encounter growth of 7.1% as compared to the prior year quarter
•Added 17 new providers to the AON platform
oExpanded in Texas and Maryland markets

FORT MYERS, Fla., May 15, 2024 – American Oncology Network, Inc. (NASDAQ: AONC), a leading oncology platform with an innovative model of physician-led, community-based oncology management, today announced financial results for the three-month period (“First Quarter 2024”) ended March 31, 2024.
Todd Schonherz, AONC chief executive officer, commented, “We delivered strong revenue growth in the first quarter, continuing our momentum into 2024. During the quarter, we announced a number of acquisitions that meaningfully grew the AON footprint; we expanded in the Texas and Maryland markets, adding 17 new providers to the platform. Our momentum has continued into the second quarter, as we’ve also announced partnerships expanding our presence in Hawaii and Central Georgia, as well as the launch of Meaningful Insights Biotech Analytics (MiBA), an innovative healthcare technology startup which utilizes data analytics to improve cancer care. These acquisitions and the creation of MiBA allows us to ensure more patients have convenient and accessible cancer care in their communities. We remain committed to delivering the best outcomes for our patients and the highest level of support for our physicians, while creating long-term value for our shareholders.”

Three-month periods ended March 31, 2024 and March 31, 2023
Revenue was $364.3 million for the three-month period ended March 31, 2024, as compared to $303.7 million for the three-month period ended March 31, 2023, an increase of $60.6 million, or 20.0%. The overall increase was primarily attributable to increased patient encounters of 7.1% between the comparable periods, driving a $59.7 million increase in patient service revenue. This revenue growth was constrained in part by approximately $4.1 million of incremental implicit price concessions associated with accounts receivable in our legacy billing system as the Company transitioned its billing and collection efforts to a new billing system in the fourth quarter of 2023.
For the three months ended March 31, 2024, cost of revenue increased $76.4 million, or 27.4%, which was primarily driven by higher drug and medical supply costs. Cost of revenue also includes equity-based compensation of $13.3 million for the quarter ended March 31, 2024, with no such costs incurred during the comparable year ago quarter.
Net loss before non-controlling interest was $24.9 million for the first quarter of 2024, as compared to net loss before non-controlling interest of $1.5 million for the first quarter of 2023.
Adjusted EBITDA was $2.0 million for the first quarter of 2024, as compared to $4.1 million for the first quarter of 2023, a decrease of $2.1 million. See “Key Non-GAAP Financial Measures” Adjusted EBITDA table below.

Liquidity, Cash Flow, and Debt
•As of March 31, 2024, we had total liquidity of $132.7 million, composed of cash and cash equivalents of $74.9 million, short-term marketable securities of $30.1 million, $26.7 million of incremental borrowing capacity under the PNC Loan Facility, and $1.0 million of incremental borrowing capacity under the PNC Line of Credit.

Exhibit 99.1
•Net cash provided by operating activities was $45.1 million, primarily driven by the deferral of $48.3 million of drug payments that would have otherwise been made in the first quarter of 2024, to the second quarter of 2024, as a result of the Change Healthcare issue. This $48.3 million will reduce operating cash flow during the second quarter of 2024.
•As of March 31, 2024, we had $80.9 million outstanding under the PNC Loan Facility and the PNC Line of Credit was undrawn.
Key Non-GAAP Financial Measures Used to Evaluate Performance
This press release includes the non-GAAP financial measure “Adjusted EBITDA”. Management views this metric as a useful way to look at the performance of AONC operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions. Management believes this measure provides an additional way of viewing aspects of AONC’s operations that, when viewed with the GAAP results, provides a more complete understanding of AONC’s results of operations and the factors and trends affecting the business.
Adjusted EBITDA is defined as net income prior to interest income, interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain other non-cash charges that may be recorded each year, such as stock-compensation expense and non-cash valuation adjustments, as well as non-recurring charges such as revenue cycle transformation costs and transaction costs related to the Business Combination. We believe these expenses and non-recurring charges are not considered an indicator of ongoing company performance. The measures are used as a supplement to GAAP results in evaluating certain aspects of AONC business, as described below. We believe Adjusted EBITDA is useful to investors in evaluating AONC performance because the measure considers the performance of AONC operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined above.
AONC includes Adjusted EBITDA because it is an important measure upon which management uses to assess the results of operations, to evaluate factors and trends affecting the business, and to plan and budget future periods. However, non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by management may differ from the non-GAAP measures used by other companies, including AONC’s competitors. Management encourages investors and others to review AONC’s financial information in its entirety, and not to rely on any single financial measure. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of AONC performance or as an alternative to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. These limitations are compensated by providing disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of AONC’s operating results.
Adjusted EBITDA for recent comparative periods is presented at the end of this earnings release.

Conference Call

AONC will host a conference call on Thursday, May 16, 2024, at 8:30 am. Eastern Time to discuss our first quarter 2024 results. The conference call can be accessed live over the phone by dialing 1-877-704-4453 (for the U.S.) or 1-201-389-0920 (for International). A telephonic replay of the conference call will be available two hours after the call and can be accessed by dialing 1-844-512-2921 (for the U.S.) or 1-412-317-6671 (for International). The passcode for the call and replay is 13746298. A live webcast of the conference call will also be available under the Investor Relations section of AONC’s website at investors.aconology.com.

Exhibit 99.1
About American Oncology Network, Inc.

American Oncology Network (AON) (Nasdaq: AONC) is an alliance of physicians and seasoned healthcare leaders partnering to ensure the long-term success and viability of community oncology and other specialties. Founded in 2018, AON's rapidly expanding network represents more than 240 providers practicing across 21 states. AON pioneers innovative healthcare solutions through its physician-led model, fostering value-based care that improves patient outcomes while reducing costs and expanding access to quality care. AON equips its network physicians with the tools they need to thrive independently while providing comprehensive support, integrated revenue-diversifying ancillary services, and practice management expertise, enabling physicians to focus on what matters most – providing the highest standard of care for every patient. AON is committed to promoting health equity by addressing disparities in cancer care and ensuring that all patients have access to the care they need to achieve optimal health outcomes. With a focus on innovation and collaboration, AON is shaping the future of community oncology. Learn more at www.AONcology.com.
Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, earnings outlook and prospects of AONC. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on current expectations and projections about future events and various assumptions. AONC cannot guarantee that it will actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on AONC’s forward-looking statements.

These forward-looking statements involve a number of risks, uncertainties (many of which are beyond the control of AONC), or other assumptions that may cause actual results or performance to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in AONC’s filings with the Securities and Exchange Commission, including “Risk Factors” in AONC’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risks described in the “Risk Factors” sections are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can AONC assess the impact of all such risk factors on the business of AONC, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement. The statements made herein are made as of the date of this press release and, except as may be required by law, AONC undertakes no obligation to update them, whether as a result of new information, developments, or otherwise.
The following table summarizes AONC’s consolidated results of operations for the periods indicated (amounts in thousands):

Exhibit 99.1

	Three Months Ended March 31,
	2024	2023
Revenue
Patient service revenue, net	$ 361,508	$ 301,773
Other revenue	2,831	1,958
Total revenue	364,339	303,731
Costs and expenses
Cost of revenue (1)	354,948	278,534
General and administrative expenses (2)	28,277	23,717
Transaction expenses	352	1,971
Total costs and expenses	383,577	304,222
Loss from operations	(19,238)	(491)

Other income (expense)
Interest expense	(1,763)	(1,417)
Interest income	793	57
Other (expense) income, net	(1,908)	466
Loss before income taxes, equity loss in affiliate, and noncontrolling interest	(22,116)	(1,385)
Income tax expense	2,894	-
Loss before equity loss in affiliate and noncontrolling interest	(25,010)	(1,385)
Equity in loss of affiliate	49	(101)
Net loss before noncontrolling interest	(24,961)	(1,486)
Net income attributable to noncontrolling interest	43	-
Net loss before redeemable noncontrolling interest	(25,004)	(1,486)
Net loss and noncontrolling interest attributable to Legacy AON Stockholders prior to the reverse recapitalization	-	(1,486)
Net loss attributable to redeemable noncontrolling interest	(17,163)	-
Net loss attributable to Class A Common Stockholders	$ (7,841)	$ -

Loss per share of Class A Common Stock:
Basic	$ (1.22)	$ -
Diluted	$ (1.22)	$ -
Weighted average shares of Class A Common Stock Outstanding:
Basic	7,527,882	-
Diluted	7,527,882	-

Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(22)	64
Other comprehensive gain (loss)	(22)	64
Comprehensive loss	$ (25,026)	$ (1,422)
Other comprehensive loss attributable to Legacy AON Shareholders	—	(1,422)
Other comprehensive loss attributable to noncontrolling interests	(17,180)	—
Total comprehensive loss attributable to Class A Common Stockholders	$ (7,846)	$ —
(1)Includes related party inventory expense of $310,877 and $178,166 for the three months ended March 31, 2024 and 2023, respectively.
(2)Includes related party rent of $706 and $679 for the three months ended March 31, 2024 and 2023, respectively.

Exhibit 99.1
The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:

	Three Months Ended March 31,		Change
(dollars in thousands)	2024	2023	$	%
Net loss	$ (24,961)	$ (1,486)	$ (23,475)	*
Interest expense, net	970	1,360	(390)	(28.7%)
Depreciation and amortization	2,506	2,207	299	13.5%
Income tax expense	2,894	—	2,894	*
Non-cash stock compensation	13,353	—	13,353	*
Revenue cycle transformation (a)	4,736	—	4,736	*
Gain/loss on derivative liabilities	1,590	—	1,590	*
Transaction expenses (b)	352	1,971	(1,619)	(82.1%)
Acquisition related costs (c)	522	—	522	*
Adjusted EBITDA	$ 1,962	$ 4,052	$ (2,090)	(51.6%)
* — % not meaningful
(a) During the three months ended March 31, 2024, represents approximately $4.1 million of incremental implicit price concessions associated with exiting a legacy billing system which commenced in the fourth quarter, and approximately $0.6 million of duplicative billing system costs as the legacy system is sunset.
(b) Transaction expenses are one-time non-recurring and are a result of expenses incurred in connection with the Business Combination.
(c) Costs associated with activity related to M&A deals that have been completed and/or are to be completed.